EXHIBIT 99.1

SMARTIRE SYSTEMS INC.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1
T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - NOVEMBER 9, 2005

Contact:
Hawk Associates at (305) 451-1888
E-mail: info@hawkassociates.com


             SMARTIRE ANNOUNCES IMPROVED FIRST FISCAL QUARTER SALES

RICHMOND, BRITISH COLUMBIA, CANADA, NOVEMBER 9, 2005 - SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today gross revenue of approximately $ 594,000 for the quarter ended October 31, 2005, an increase of approximately $ 292,000 or 97% from the same quarter of 2004. Total sales to the original equipment manufacturer (OEM) market for the quarter ended October 31, 2005 were approximately $437,000, an increase of approximately $264,000 or 153% from the same quarter of 2004. SmarTire will file its Form 10-QSB for the first quarter ended October 31, 2005 by December 15, 2005.

Al Kozak, president and CEO of SmarTire, said, "We are beginning to see results from our shift in focus toward value-added systems for the OEM market. We are very encouraged by these results. Although they are well below where we expect to be in the coming quarters and years, it is clear we are moving in the right direction."

ABOUT SMARTIRE SYSTEMS INC.
SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide, including tire pressure monitoring systems for global vehicle markets. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. This has raised the awareness for tire monitoring throughout the vehicle industry, and SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.
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Additional information about SmarTire Systems can be found at
http://www.smartire.com. An online investor relations kit containing SmarTire press releases, SEC filings, current Level II price quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.